                                                              EXHIBIT 99(a)(vii)

PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                     CoreComm Incorporated and Subsidiaries
                      Condensed Consolidated Balance Sheets

                                                                         JUNE 30,          DECEMBER 31,
                                                                           1998                1997
                                                                     ---------------------------------
                                                                       (Unaudited)          (See Note)

ASSETS
Current assets:
   Cash and cash equivalents                                         $  19,250,000       $  11,783,000
   Marketable securities                                                24,374,000          62,666,000
   Accounts receivable--trade, less allowance for doubtful
     accounts of $2,114,000 (1998) and $2,106,000 (1997)                19,021,000          19,043,000
   Equipment inventory                                                   4,438,000           2,882,000
   Prepaid expenses and other current assets                             9,647,000           7,147,000
                                                                     ---------------------------------
Total current assets                                                    76,730,000         103,521,000

Property, plant and equipment, net                                     129,046,000         128,451,000
Unamortized license acquisition costs                                  197,514,000         157,467,000
Goodwill, less accumulated amortization of $60,000                       2,349,000                   -
Deferred financing costs, less accumulated amortization
   of $926,000 (1998) and $584,000 (1997)                                5,864,000           6,206,000
Other assets, less accumulated amortization of
   $639,000 (1998) and $1,088,000 (1997)                                 1,734,000           1,631,000
                                                                     ---------------------------------
                                                                     $ 413,237,000       $ 397,276,000
                                                                     =================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                  $   9,491,000       $   6,873,000
   Accrued expenses                                                     12,260,000          11,730,000
   Due to NTL Incorporated                                                 779,000              71,000
   Interest payable                                                      8,687,000           8,333,000
   Deferred revenue                                                      4,914,000           3,952,000
                                                                     ---------------------------------
Total current liabilities                                               36,131,000          30,959,000

Long-term debt                                                         208,900,000         200,000,000
Obligation under capital lease                                           9,310,000           9,456,000
Commitments and contingent liabilities

Shareholders' equity:
   Series preferred stock--$.01 par value; authorized
     2,500,000 shares; issued and outstanding none                               -                   -
   Common stock--$.01 par value; authorized 30,000,000 shares;
     issued 13,567,000 (1998) and 13,565,000 (1997) shares                 136,000             136,000
   Additional paid-in capital                                          226,520,000         226,490,000
   (Deficit)                                                           (58,698,000)        (60,703,000)
                                                                     ---------------------------------
                                                                       167,958,000         165,923,000
   Treasury stock--at cost, 383,000 shares                              (9,062,000)         (9,062,000)
                                                                     ---------------------------------
                                                                       158,896,000         156,861,000
                                                                     ---------------------------------
                                                                     $ 413,237,000       $ 397,276,000
                                                                     =================================


Note: The balance sheet at December 31, 1997 has been derived from the audited financial statements at that date.

See accompanying notes.

                     CoreComm Incorporated and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)


                                                            THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                                 JUNE 30                                 JUNE 30
                                                    -------------------------------        --------------------------------
                                                         1998               1997                1998                1997
                                                    -------------------------------        --------------------------------

REVENUES:
Service revenue                                     $ 38,308,000       $ 34,694,000        $ 72,767,000        $ 68,046,000
Equipment revenue                                      5,559,000          3,744,000          10,513,000           7,663,000
                                                    -------------------------------        --------------------------------
                                                      43,867,000         38,438,000          83,280,000          75,709,000

COSTS AND EXPENSES:
Cost of equipment sold                                 4,894,000          4,294,000           9,469,000           9,073,000
Operating expenses                                     5,303,000          4,338,000           9,418,000           8,228,000
Selling, general and administrative expenses          19,058,000         18,429,000          35,687,000          36,478,000
Depreciation of rental equipment                         275,000            198,000             516,000             375,000
Depreciation expense                                   6,423,000          4,186,000          12,369,000           7,992,000
Amortization expense                                   1,710,000          1,654,000           3,400,000           3,211,000
                                                    -------------------------------        --------------------------------
                                                      37,663,000         33,099,000          70,859,000          65,357,000
                                                    -------------------------------        --------------------------------
Operating income                                       6,204,000          5,339,000          12,421,000          10,352,000

OTHER INCOME (EXPENSE):
Interest income and other, net                           494,000          1,282,000           1,180,000           1,985,000
Interest expense                                      (5,395,000)        (5,077,000)        (10,760,000)         (9,061,000)
                                                    -------------------------------        --------------------------------
Income before income taxes and
   extraordinary item                                  1,303,000          1,544,000           2,841,000           3,276,000
Income tax provision                                    (370,000)           (17,000)           (836,000)         (1,345,000)
                                                    -------------------------------        --------------------------------
Income before extraordinary item                         933,000          1,527,000           2,005,000           1,931,000
Loss from early extinguishment of debt,
   net of income tax benefit of $225,000                       -            (12,000)                  -          (3,842,000)
                                                    -------------------------------        --------------------------------
Net income (loss)                                   $    933,000       $  1,515,000        $  2,005,000        $ (1,911,000)
                                                    ===============================        ================================

Earnings per common share:
   Income before extraordinary item                 $        .07       $        .12        $        .15        $        .15
   Extraordinary item                                          -                  -                   -                (.29)
                                                    -------------------------------        --------------------------------
Net income (loss)                                   $        .07       $        .12        $        .15        $       (.14)
                                                    ===============================        ================================

Earnings per common share-Assuming Dilution:
   Income before extraordinary item                 $        .06       $        .12        $        .14        $        .15
   Extraordinary item                                          -                  -                   -                (.29)
                                                    -------------------------------        --------------------------------
Net income (loss)                                   $        .06       $        .12        $        .14        $       (.14)
                                                    ===============================        ================================



      See accompanying notes.

                     CoreComm Incorporated and Subsidiaries
            Condensed Consolidated Statement of Shareholders' Equity
                                   (Unaudited)


                                         COMMON STOCK             ADDITIONAL                               TREASURY STOCK
                                  -------------------------        PAID-IN                          ---------------------------
                                    SHARES         AMOUNT          CAPITAL          (DEFICIT)         SHARES           AMOUNT
                                  ---------------------------------------------------------------------------------------------

Balance, December 31, 1997        13,565,000     $ 136,000      $ 226,490,000    $ (60,703,000)     (383,000)      $ (9,062,000)

Exercise of stock options              2,000                           30,000
Net income for the six months
   ended June 30, 1998                                                               2,005,000
                                  ---------------------------------------------------------------------------------------------
Balance, June 30, 1998            13,567,000     $ 136,000      $ 226,520,000    $ (58,698,000)     (383,000)      $ (9,062,000)
                                  =============================================================================================

See accompanying  notes.

                     CoreComm Incorporated and Subsidiaries
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                     SIX MONTHS ENDED
                                                                                          JUNE 30
                                                                         --------------------------------------
                                                                               1998                    1997
                                                                         --------------------------------------

Net cash provided by operating activities                                $  20,219,000           $   14,428,000
                                                                         --------------------------------------

INVESTING ACTIVITIES
Payment of the LMDS license fee                                            (25,356,000)                       -
Cost of cellular license interest                                           (8,686,000)                (146,000)
Acquisition of subsidiaries, net of cash acquired                           (3,715,000)                       -
Purchase of property, plant and equipment                                  (13,307,000)             (16,747,000)
Purchase of marketable securities                                          (38,496,000)             (35,886,000)
Proceeds from maturities of marketable securities                           76,911,000               31,548,000
                                                                         --------------------------------------
Net cash (used in) investing activities                                    (12,649,000)             (21,231,000)
                                                                         --------------------------------------

FINANCING ACTIVITIES
Repayment of bank loan                                                               -             (115,000,000)
Proceeds from issuance of Notes, net of financing costs                              -              193,695,000
Purchase of treasury stock                                                           -                 (688,000)
Principal payments of capital lease obligation                                (133,000)                 (68,000)
Proceeds from exercise of stock options                                         30,000                  287,000
                                                                         --------------------------------------
Net cash provided by (used in) financing activities                           (103,000)              78,226,000
                                                                         --------------------------------------

Increase in cash and cash equivalents                                        7,467,000               71,423,000
Cash and cash equivalents at beginning of period                            11,783,000                2,307,000
                                                                         --------------------------------------
Cash and cash equivalents at end of period                               $  19,250,000           $   73,730,000
                                                                         ======================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest exclusive
    of amounts capitalized                                               $  10,406,000           $    2,406,000
Income taxes paid                                                              355,000                2,897,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
Liabilities incurred to acquire property, plant and equipment            $   1,754,000           $    6,263,000
Long-term debt issued to acquire cellular license interest                   8,900,000                        -
Capital lease obligation to acquire office building                                  -                9,922,000


See accompanying notes.

                     CoreComm Incorporated and Subsidiaries
        Notes to Condensed Consolidated Financial Statements (Unaudited)


NOTE A - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1997.

NOTE B - ACQUISITIONS

In April and June 1998, a wholly-owned subsidiary of the Company, CoreComm Limited, acquired the stock of Digicom, Inc. and certain operating assets and related liabilities of the Wireless Outlet and OCOM Corporation. Digicom, Inc. is a reseller of Centrex services based in Cleveland, Ohio. The Wireless Outlet is a reseller of primarily prepaid cellular and paging service in Ohio and other locations in the United States. OCOM Corporation is competitive local exchange carrier ("CLEC") on a resale basis as well as a reseller of long distance and cellular service. The OCOM CLEC business is based in Ohio and the long distance and cellular businesses operate in Ohio and other locations in the United
States. Aside from the cellular long distance resale business, which has been operating for approximately seven years, these businesses are in early stages of development. These acquisitions have been accounted for as purchases, and, accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition. The aggregate purchase price for these acquisitions was cash of $3,787,000 which exceeded the fair value of the net tangible assets acquired by $2,409,000, which is classified as goodwill. The goodwill is being amortized on a straight-line basis over 10 years.

The Company intends to spin-off CoreComm Limited and its subsidiaries to the Company's shareholders. The Company intends to make a capital contribution of $150,000,000 to CoreComm Limited in cash or in-kind prior to the spin-off (see
Note 1).

                     CoreComm Incorporated and Subsidiaries
  Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)


NOTE B - ACQUISITIONS (CONTINUED)

The pro forma unaudited consolidated results of operations for the six months ended June 30, 1998 and 1997 assuming consummation of the acquisitions described above as of the beginning of the periods are as follows:

                                                        SIX MONTHS ENDED
                                                             JUNE 30
                                                -------------------------------
                                                     1998              1997
                                                -------------------------------
 Total revenue                                  $  86,588,000     $  80,707,000
 Income (loss) before extraordinary item           (1,101,000)          416,000
 Net (loss)                                        (1,101,000)       (3,426,000)
 Basic net (loss) per common share:
    Income (loss) before extraordinary item              (.08)              .03
    Net (loss)                                           (.08)             (.26)
 Diluted net (loss) per common share:
    Income (loss) before extraordinary item              (.08)              .03
    Net (loss)                                           (.08)             (.26)

NOTE C - UNAMORTIZED LICENSE ACQUISITION COSTS

Unamortized license acquisition costs consist of:

                                                   JUNE 30,        DECEMBER 31,
                                                     1998              1997
                                                -------------------------------
                                                 (Unaudited)

 Deferred cellular and LMDS license costs       $  31,291,000     $   5,935,000
 Excess of purchase price paid over the fair
    market value of tangible assets acquired      207,052,000       189,466,000
                                                -------------------------------
                                                  238,343,000       195,401,000
 Accumulated amortization                          40,829,000        37,934,000
                                                -------------------------------
                                                $ 197,514,000     $ 157,467,000
                                                ===============================

In January 1998, the San Juan Cellular Telephone Company ("SJCTC"), a wholly-owned indirect subsidiary of the Company purchased the FCC license to own and operate the non-wireline cellular system in Puerto Rico RSA-4 (Aibonito) and all of the assets of the system in exchange for $8,400,000 in cash and a promissory note in the amount of $8,900,000. Costs of $286,000 were incurred in connection with this acquisition.

                     CoreComm Incorporated and Subsidiaries
  Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)


NOTE C - UNAMORTIZED LICENSE ACQUISITION COSTS (CONTINUED)

An indirect subsidiary of CoreComm Limited, Cortelyou Communications Corp. ("Cortelyou"), was the successful bidder, for an aggregate of $25,241,000, for 15 Block A Local Multipoint Distribution Service ("LMDS") licenses in Ohio. LMDS frequencies are expected to be used for the provision of voice, data, video and Internet services to businesses and homes in competition with incumbent local exchange telephone companies and/or cable television operators. The FCC has allocated two blocks of frequencies to be licensed in each of the 493 Basis Trading Areas in the United States and its territories based on an auction that commenced in February 1998 and ended in March 1998. In June 1998, Cortelyou paid its bid and the FCC issued the licenses. Cortelyou incurred costs of $115,000 in connection with the auction and its license application.

NOTE D - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of:

                                                    JUNE 30,        DECEMBER 31,
                                                      1998              1997
                                                --------------------------------
                                                  (Unaudited)
     Land                                       $   1,951,000      $   1,951,000
     Office building                                9,922,000          9,922,000
     Operating equipment                          136,462,000        127,534,000
     Office furniture and other equipment          31,804,000         24,546,000
     Rental equipment                               2,596,000          1,745,000
     Construction in progress                       8,770,000         12,533,000
                                                --------------------------------
                                                  191,505,000        178,231,000
     Accumulated depreciation                      62,459,000         49,780,000
                                                --------------------------------
                                                $ 129,046,000      $ 128,451,000
                                                ================================

                     CoreComm Incorporated and Subsidiaries
  Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)


NOTE E - ACCRUED EXPENSES

Accrued expenses consists of:

                                                     JUNE 30,       DECEMBER 31,
                                                       1998             1997
                                                  -----------------------------
                                                   (Unaudited)
  Accrued compensation                            $  1,783,000     $    765,000
  Accrued equipment purchases                          246,000        1,427,000
  Accrued franchise, property and income taxes       4,091,000        3,489,000
  Commissions payable                                1,092,000        1,143,000
  Subscriber deposits                                1,425,000        1,544,000
  Other                                              3,623,000        3,362,000
                                                  -----------------------------
                                                  $ 12,260,000     $ 11,730,000
                                                  =============================

NOTE F - LONG-TERM DEBT

                                                     JUNE 30,       DECEMBER 31,
                                                       1998             1997
                                                  ------------------------------
                                                    (Unaudited)
  Senior Subordinated Notes                       $ 200,000,000    $ 200,000,000
  Subsidiary Note Payable                             8,900,000                -
                                                  ------------------------------
                                                  $ 208,900,000    $ 200,000,000
                                                  ==============================

In connection with the acquisition of Puerto Rico RSA-4, SJCTC issued a promissory note in January 1998. The promissory note was repaid in August 1998 using proceeds from the new bank loan. Interest on the note was payable at 7.95% per annum beginning in July 1998.

                     CoreComm Incorporated and Subsidiaries
  Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)


NOTE G - NET INCOME (LOSS) PER COMMON SHARE

The following  table sets forth the  computation of basic and diluted net income
(loss) per common share:

                                                                THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                      JUNE 30                               JUNE 30
                                                       ------------------------------------------------------------------------
                                                             1998                1997               1998                1997
                                                       ------------------------------------------------------------------------

   Numerator:
   Income before extraordinary item                    $     933,000       $  1,527,000        $  2,005,000        $  1,931,000
   Extraordinary item                                              -            (12,000)                  -          (3,842,000)
                                                       ------------------------------------------------------------------------
   Net income (loss)                                         933,000          1,515,000           2,005,000          (1,911,000)
                                                       ------------------------------------------------------------------------

   Denominator for basic net income (loss) per
      common share                                        13,184,000         13,074,000          13,183,000          13,072,000
   Effect of dilutive securities:
      Stock options                                        1,305,000            120,000             772,000             225,000
                                                       ------------------------------------------------------------------------
   Denominator for diluted net income (loss) per
      common share                                        14,489,000         13,194,000          13,955,000          13,297,000
                                                       ------------------------------------------------------------------------

   Basic net income (loss) per common share:
      Income before extraordinary item                 $         .07       $        .12        $        .15        $        .15
      Extraordinary item                                           -                  -                   -                (.29)
                                                       ------------------------------------------------------------------------
      Net income (loss)                                $         .07       $        .12        $        .15        $       (.14)
                                                       ========================================================================

   Diluted net income (loss) per common share:
      Income before extraordinary item                 $         .06       $        .12        $        .14        $        .15
      Extraordinary item                                           -                  -                   -                (.29)
                                                       ------------------------------------------------------------------------
      Net income (loss)                                $         .06       $        .12        $        .14        $       (.14)
                                                       ========================================================================

NOTE H - COMMITMENTS AND CONTINGENT LIABILITIES

As of June 30, 1998, the Company was committed to purchase approximately $4,300,000 for cellular network and other equipment and for construction services. In addition, as of June 30, 1998, the Company had commitments to purchase telephones, pagers and accessories of approximately $700,000.

In 1992, the Company entered into an agreement which in effect provides for a twenty year license to use its service mark in Puerto Rico and U.S. Virgin Islands which is also licensed to many of the non-wireline cellular systems in the United States. The Company is required to pay licensing and advertising fees, and to maintain certain service quality standards. The total fees paid for 1998 were $289,000, which were determined by the size of the Company's markets.

                     CoreComm Incorporated and Subsidiaries
  Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)


NOTE I - NEW BANK LOAN AND SPIN-OFF OF CORECOMM LIMITED

In August 1998, a wholly-owned indirect subsidiary of the Company, CCPR Services, Inc. ("Services") entered into a $170,000,000 credit agreement with various banks. Services has borrowed $155,000,000 which, along with cash on hand of $7,000,000, was used to repay amounts due to Cellular Communications of Puerto Rico, Inc. ("CCPR") (a wholly-owned subsidiary of the Company and the parent of Services) of $30,000,000, to purchase a 23.5% interest in SJCTC from CCPR for cash of $120,000,000, to pay fees incurred in connection with the new bank loan of approximately $3,000,000 and to make a term loan to SJCTC of $8,900,000 in order for SJCTC to repay its note payable to a third party, which repayment was a condition of the bank loan. CCPR used $30,000,000 to repay most of its loan payable to the Company, and CCPR made a cash distribution of $120,000,000 to the Company. The Company is planning to make a capital contribution to CoreComm Limited of $150,000,000 in cash or in-kind and spinning out 100% of CoreComm Limited and its subsidiaries to the Company's shareholders.

Services has $15,000,000 available under the bank loan until September 2001. The terms include the payment of interest at least quarterly at a floating rate, which is, at Services' option, either (a) the greater of the bank's prime rate or the Federal Funds Rate plus 0.5% or (b) LIBOR, plus, based on the ratio of CCPR and subsidiaries' debt to cash flow and the floating rate in effect, either 0% to 1.25% or 1.25% to 2.5%. The effective rate on Services' borrowings as of August 12, 1998 was 8%. The terms also include an unused commitment fee of 0.5% per annum which is payable quarterly. Principal payments commence on September 30, 2001 based on two amortization schedules. One schedule is for the first $95,000,000 borrowed which includes quarterly payments until June 2006. The other schedule is for the remainder of the amount borrowed which includes quarterly payments until June 2005.

In connection with the bank loan, CCPR has pledged to the banks the stock of its subsidiaries and CCPR and its subsidiaries have given the banks a security interest in their assets. CCPR and its other subsidiaries have guaranteed the payment in full when due of the principal, interest and fees owing under the bank loan. The bank loan also includes, among other things, restrictions on CCPR and its subsidiaries (i) dividend payments, (ii) acquisitions, (iii) investments, (iv) sales and dispositions of assets, (v) additional indebtedness and (vi) liens. The bank loan requires that CCPR and subsidiaries maintain certain ratios of indebtedness to cash flow, fixed charges to cash flow and debt service to cash flow.

Services incurred costs of approximately $3,000,000 in connection with the bank loan which will be included in deferred financing costs.